Exhibit 99

For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)

TRAVELERS PROPERTY CASUALTY SHAREHOLDERS APPROVE MERGER WITH THE
ST. PAUL COMPANIES

HARTFORD, Conn. (March 19, 2004) — Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) announced today that its shareholders have voted to approve the Agreement and Plan of Merger, as amended, among Travelers, The St. Paul Companies, Inc. and a wholly owned subsidiary of The St. Paul, and the merger contemplated by that agreement. Holders of shares of Travelers Class A and Class B common stock voted at a special meeting of Travelers shareholders today in Hartford, Conn.

Approval of the merger by Travelers shareholders is one of several approvals required before the deal can be closed. The merger remains subject to approvals from certain insurance regulators. The merger is expected to close in the second quarter of 2004.

On November 17, 2003, Travelers and The St. Paul announced a definitive merger agreement that will create the nation’s second largest commercial insurer, to be known as The St. Paul Travelers Companies. The combined company will be a leading provider of property and casualty insurance products distributed through independent agents and brokers and one of the largest financial services companies in the United States.

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About Travelers Property Casualty

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers, see www.travelers.com.

Contacts

Media:	Institutional Investors:	Individual Investors:
Keith Anderson	Maria Olivo	Marc Parr
860/954-6390	860/277-8330	860/277-0779

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Forward-Looking Statements” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.